Exhibit 99.1

June 30, 2006 Press Release

Timberline Resources Acquires East Camp Douglas Gold Project on Nevada's Walker Lane Mineral Belt

COEUR D’ALENE, Idaho, Jun 30, 2006 (PRIMEZONE via COMTEX) – Timberline Resources Corporation (Pink Sheets:TBLC) announced today that it has entered into an Exploration and Option to Lease Agreement on the East Camp Douglas Project, located along the prolific Walker Lane Mineral Belt in south-central Nevada. Timberline holds six other Walker Lane gold properties, several of which have recently been leased to Christopher James Gold Corporation, as announced in a press release on May 10.

The East Camp Douglas property is comprised of 87 unpatented mining claims, totaling more than 1,700 acres, and represents a high priority epithermal gold-silver exploration project. Drilling by previous operators included intercepts of 60 feet of 0.47 ounces per ton (oz/t) gold and 10 feet of 0.19 oz/t gold, with select rock chip samples grading up to 4.9 oz/t gold. Two separate areas of low-sulphidation quartz-adularia and high-sulphidation quartz-alunite alteration and mineralization have been explored on the property. Timberline will compile and evaluate all historic data from the project, and then conduct detailed geologic, structural, geochemical, and alteration mapping in anticipation of a late season drill program.

The project is structurally well-located at the intersection of the regional west-northwest Pancake / Cerro Duro Lineament (Bodie, Aurora, and Borealis mines) and the northwest trending Walker Lane Structural Belt (Rawhide, Paradise Peak, Tonopah, and Goldfield mines). The Miocene age gold-silver mineralization at East Camp Douglas is related to an extensive intermediate to felsic eruptive volcanic center including early andesitic and later dacitic flows and dikes.

Timberline's V.P. of Exploration, Paul Dircksen, stated, "East Camp Douglas is an exciting addition to our portfolio of Nevada gold-silver properties. The project meets our corporate criteria of district-scale exploration projects with the potential for the discovery and delineation of a multi-million ounce precious metal deposit."

The Agreement provides Timberline a 45-day due diligence period subject to payment of $15,000. Upon the completion of acceptable due diligence, a Mining Lease and Option to Purchase Agreement will be executed subject to annual advance royalty payments of $15,000 escalating to a cap of $75,000 and annual work expenditure obligations of $50,000, escalating to a cap of $100,000. Upon completion of a positive feasibility study or a production decision, Timberline may purchase the Property for $10,000 subject to a 3-percent Net Smelter Returns (NSR) royalty, of which 1-percent may be purchased for $2 million.

This press release has been reviewed and approved by Paul Dircksen, a Qualified Person as defined by NI 43-101.

Timberline Resources Corporation is a unique, growth-oriented company that combines positive cash flow from its ownership of Kettle Drilling, Inc. with the "blue sky" upside of its experienced mineral exploration team. Timberline is a fully-reporting company with fewer than 20 million shares outstanding. Its common stock is quoted on the OTC Market under the symbol "TBLC."

Certain statements contained in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on beliefs of management as well as assumptions made by and information currently available to management.

Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from expected results.

This news release was distributed by PrimeZone, www.primezone.com

SOURCE: Timberline Resources Corporation

By Staff

CONTACT:  Timberline Resources Corporation

          John Swallow, Chairman and CEO

          (208) 664-4859

          www.timberline-resources.com